Rollins, Inc. Announces Closing of Secondary Public Offering of Common Stock

ATLANTA, September 11, 2023 -- Rollins, Inc. (NYSE: ROL) (“Rollins” or the “Company”) today announced the closing of the previously announced secondary public offering of 44,509,814 shares of its common stock, which included 5,785,714 shares sold pursuant to the underwriters’ exercise in full of an option (the “Offering”), by LOR, Inc., one of the Company’s existing stockholders (the “Selling Stockholder”), at a price to the public of $35.00 per share.

Rollins did not sell any shares and did not receive any proceeds from the Offering.

In connection with the Offering, the Selling Stockholder entered into a lock-up agreement for a period of 365 days from the pricing date of the Offering, during which time the Selling Stockholder will be restricted from engaging in certain transactions with respect to its shares of the Company’s common stock.

In addition, the Company completed the repurchase of 8,724,100 of the shares of common stock being offered in the Offering for approximately $300 million at the same per share price paid by the underwriters to the Selling Stockholder in the Offering.

Goldman Sachs & Co. LLC and Morgan Stanley acted as joint book-running managers for the Offering. BofA Securities acted as passive bookrunner for the Offering. William Blair, Wells Fargo Securities, RBC Capital Markets, Fifth Third Securities and Perella Weinberg Partners acted as co-managers for the Offering.

J.P. Morgan acted as Capital Markets Advisor to the Company.

The Offering was made pursuant to a shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on June 22, 2023. A final prospectus supplement relating to and describing the terms of the Offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to these securities may also be obtained by sending a request to: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com; or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street 2nd Floor, New York, New York 10014.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rollins, Inc.

Rollins, Inc. (ROL) is a premier global consumer and commercial services company. Through its family of leading brands, the Company and its franchises provide essential pest control services and protection against termite damage, rodents, and insects to more than 2.8 million customers in North America, South America, Europe, Asia, Africa, and Australia, with more than 19,000 employees from more than 800 locations. Rollins is parent to Orkin, HomeTeam

Pest Defense, Clark Pest Control, Northwest Exterminating, McCall Service, Trutech, Critter Control, Western Pest Services, Waltham Services, OPC Pest Services, The Industrial Fumigant Company, PermaTreat, Crane Pest Control, Missquito, Fox Pest Control, Orkin Canada, Orkin Australia, Safeguard (UK), Aardwolf Pestkare (Singapore), and more.

Contact

Investor Relations
InvestorRelations@rollins.com
(404) 888-2000

SOURCE Rollins, Inc.